CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Class A Common Stock, par value $0.001 per share	1,330,261 shares (3)	$105.32	$140,103,088.52	$15,285.25

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices reported for Shake Shack Inc.’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) on the New York Stock Exchange on June 28, 2021.
(2)	The registration fee has been calculated and is being paid in accordance with Rule 457(r) and 456(b) under the Securities Act.
(3)	Pursuant to Rule 416, also relates to an indeterminate number of additional shares of Class A Common Stock which may be issued with respect to such shares of Class A Common Stock by way of stock splits, stock dividends, reclassifications or similar transactions. Does not include 4,498,588 shares of Class A common stock that were previously registered on Shake Shack Inc.’s Registration Statement on Form S-3 (File No. 333-256864) and included in the Resale Prospectus dated June 7, 2021 which the prospectus supplement below supplements.

Filed Pursuant to Rule 424(b)(7)

Registration No. 333-256864

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated June 7, 2021)

5,828,849 Shares

of Class A Common Stock

Offered, from time to time, by the Selling Stockholders

The following information amends and supplements information contained in the Resale Prospectus, dated June 7, 2021 (the “Prospectus”), contained in Shake Shack Inc.’s Registration Statement on Form S-3 filed on June 7, 2021. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information that is presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Class A Common Stock involves certain risks. See “Risk Factors” beginning on page 3 of the Prospectus and any risk factors included in any prospectus supplement and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is July 2, 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement No. 1 is being filed to amend and supplement the information that appears under the caption “Selling Stockholders” in the Prospectus. Capitalized terms that are not defined in this Prospectus Supplement No. 1 are defined in the Prospectus.

SELLING STOCKHOLDERS

The information set forth in the table below supersedes and replaces the information regarding such selling stockholders in the Prospectus.

The selling stockholders named below may, from time to time, offer or sell pursuant to this prospectus up to an aggregate of 5,938,849 shares of Class A Common Stock. The table below describes, as of June 28, 2021, each selling stockholder’s beneficial ownership of shares of our Class A Common Stock and shares of our Class B Common Stock (a) according to the information available to us as of the date of this Prospectus Supplement No. 1 and (b) assuming each selling stockholder (i) has redeemed all LLC Interests held by such selling stockholder and (ii) has sold all of its shares of Class A Common Stock that may be sold pursuant to the Prospectus and this Prospectus Supplement No. 1.

Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders. The selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, shares of our Class A Common Stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. We do not know which (if any) of the selling stockholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer.

Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A Common Stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A Common Stock that will be held by the selling stockholders upon termination of any particular offering or sale. See “Plan of Distribution.” When we refer to the selling stockholders in this prospectus, we mean the entities listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.

All Continuing SSE Equity Owners are entitled to have their LLC Interests redeemed for Class A Common Stock on a one-for-one basis, or, at the option of Shake Shack, cash equal to the market value of the applicable number of shares of our Class A Common Stock. At Shake Shack's election, Shake Shack may effect a direct exchange, rather than a redemption, of such shares of Class A Common Stock or such cash for such LLC Interests. In connection with our IPO, we issued to each Continuing SSE Equity Owner for nominal consideration one share of Class B Common Stock for each LLC Interest it owned. As a result, the number of shares of Class B Common Stock listed in the table below equals the number of LLC Interests each such Continuing SSE Equity Owner owns.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Any selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Based upon the applicable facts and circumstances, including when and how each selling stockholder's respective shares of Class A Common Stock were acquired, none of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act.

For information regarding material relationships and transactions between us and the selling stockholders, see the “Certain Relationships and Related Transactions, and Director Independence” section of our 2020 Form 10-K and any disclosure under a similar heading in the documents incorporated by reference in the Prospectus.

Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a separate prospectus supplement if and when necessary.

	LLC Interests (and an equivalent amount of shares of Class B Common Stock) held prior to the offering		LLC Interests to be exchanged (and an equivalent amount of shares of Class B Common Stock to be surrendered and cancelled) in the offering(+)(1)		LLC Interests (and an equivalent amount of shares of Class B Common Stock) held after the offering(+)		Shares of Class A Common Stock held prior to the offering (^)		Shares of Class A Common Stock that may be sold in the offering(‡)		Shares of Class A Common Stock held after the offering(!)
Name and address of beneficial owner(2)	(#)	(% of LLC Interests outstanding)	(#)	(% of Class A Common Stock outstanding)(3)	(#)	(% of Class A Common Stock outstanding)(3)	(#)	(%)(4)	(#)	(%)(3)(4)	(#)	(%)(3)
ALWM Qualified Minor’s Trust Dated 12/22/05	2,738	*	2,738	*	—	—	—	—	2,738	*	—	—
Ashley Campbell	15,235	*	15,235	*	—	—	—	—	15,235	*	—	—
Beth Stephens	2,000	*	2,000	*	—	—	2,688	*	4,688	*	—	—
CBM Qualified Minor’s Trust Dated 11/23/05	—	—	—	—	—	—	4,116	*	4,116	*	—	*
Daniel Meyer and Affiliates:
Daniel H. Meyer Gift Trust U/A/D 10/31/12(5)	1,861,057	4.5%	1,861,057	4.5%	—	—	1,305,306	3.3%	3,166,363	7.7%	—	—
Daniel H. Meyer Investment Trust Dated 5/15/92(6)	—	—	—	—	—	—	555,111	1.4%	555,111	1.4%	—	—
David A. Swinghamer and Affiliate:
David A. Swinghamer	162,167	*	162,167	*	—	—	210,000	*	372,167	*	—	—
David A. Swinghamer Grat	20,000	*	20,000	*	—	—	—	—	20,000	*	—	—
Erin Moran	1	*	1	*	—	—	76,684	*	76,685	*	—	—
GVM Qualified Minor’s Trust Dated 11/23/05	—	—	—	—	—	—	4,016	*	4,016	*	—	*
HLM Qualified Minor’s Trust Dated 11/23/05	—	—	—	—	—	—	1,651	*	1,651	*	—	*
ILWM Qualified Minor’s Trust Dated 12/22/05	3,088	*	3,088	*	—	—	—	—	3,088	*	—	*
Jamie Welch & Fiona Angelini	—	—	—	—	—	—	78,092	*	73,092	*	5,000	*
Jean Polsky Investment Trust Dated 3/21/97	—	—	—	—	—	—	2,644	*	2,644	*	—	*
Joan W. Harris Revocable Trust Dated 4/1/93	9,751	*	9,751	*	—	—	—	—	9,751	*	—	—
Karen Kochevar	15,000	*	15,000	*	—	—	20,000	*	35,000	*	—	—
Laura Sloate	120,074	*	120,074	*	—	—	17,000	*	137,074	*	—	—
Orrin Devinsky	22,744	*	22,744	*	—	—	—	—	22,744	*	—	—
PEM Qualified Minor’s Trust Dated 11/23/05	—	—	—	—	—	—	3,251	*	3,251	*	—	*
Randy Garutti and Affiliate:
Randy Garutti	254,051	*	254,051	*	—	—	520,000	*	774,051	*	—	—
The Randall J. Garutti 2014 GST Trust(7)	55,972	*	55,972	*	—	—	—	—	55,972	*	—	—
Nancy Meyer Revocable Trust Dated 4/21/87	27,000	*	27,000	*	—	—	—	—	27,000	*	—	—
Thomas W. Meyer Trust Established 12/27/94	8,576	*	8,576	*	—	—	—	—	8,576	*	—	—
Richard Coraine and Affiliate:
Richard Coraine	107,924	*	107,924	*	—	—	—	*	107,924	*	—	—
Richard D. Coraine 2012 Family Trust(8)	194,401	*	194,401	*	—	—	10,000	*	204,401	*	—	—
Robert Vivian	—	—	—	—	—	—	121,002	*	101,702	*	19,300	*
Roxanne H. Frank Revocable Trust Dated 9/30/75	31,778	*	31,778	*	—	—	—	—	31,778	*	—	—
Walter Robb	8,031	*	8,031	*	—	—	—	—	8,031	*	—	—

*	Represents beneficial ownership of less than 1%

(+)	Continuing SSE Equity Owners will redeem (or exchange), on a one-for-one basis, their LLC Interests for newly-issued shares of Class A Common Stock, to the extent they offer or sell shares of Class A Common Stock pursuant to this prospectus (and an equivalent number of shares of Class B Common Stock held by such selling stockholders will be surrendered and cancelled in connection with each such LLC Interest exchange). See “Certain Relationships and Related Transactions, and Director Independence—SSE Holdings LLC Agreement—LLC Interest Redemption Right” in our 2021 Proxy Statement.

(^)	Comprises (i) shares of Class A Common Stock acquired under the Company's Directed Share Program, (ii) shares of Class A Common Stock previously issued to the Former SSE Equity Owners, (iii) shares of Class A Common Stock acquired as a result of the Reorganizations of Union Square Café Corp. (“USC”) in 2015 and Gramercy Tavern Corp. (“GT”) in 2019, and (iv) shares of Class A Common Stock that the selling stockholder currently has the right to acquire or will have the right to acquire within 60 days.

(‡)	Comprises (i) shares of Class A Common Stock to be offered or sold by the Continuing SSE Equity Owners after giving effect to the redemption (or exchange) of their respective LLC Interests, (ii) shares of Class A Common Stock previously issued to the Former SSE Equity Owners, and (iii) shares of Class A Common Stock acquired as a result of the Reorganizations of USC and GT. None of the (x) shares of Class A Common Stock acquired under the Company's Directed Share Program or (y) shares of Class A Common Stock that the selling stockholder currently has the right to acquire or will have the right to acquire within 60 days (other than the shares after giving effect to the redemption or exchange of LLC Interests) will be sold in the offering.

(!)	Assumes the sale by the selling stockholders of all shares of Class A Common Stock registered pursuant to the Prospectus as supplemented by this Prospectus Supplement No. 1.

(1)	Assumes all LLC Interests are redeemed (or exchanged) (and all shares of Class B Common Stock are surrendered and cancelled) for shares of Class A Common Stock.

(2)	Unless otherwise noted, the address for each beneficial owner listed on the table is c/o Shake Shack Inc., 225 Varick Street, Suite 301, New York, New York 10014.

(3)	Percentage of ownership calculated after adding the total number of shares of Class A Common Stock issued upon exchange of all outstanding LLC Interests held by the Continuing SSE Equity Owners to the existing number of shares of Class A Common Stock outstanding as of June 28, 2021.

(4)	Percentage of ownership calculated against the total number of shares of Class A Common Stock outstanding as of June 28 2021.

(5)	Mr. Meyer’s spouse is a trustee and beneficiary of the DHM 2012 Gift Trust U/A/D 10/31/12.

(6)	Mr. Meyer is the grantor, trustee and beneficiary of the Daniel H. Meyer Investment Trust dated 5/15/92.

(7)	Mr. Garutti’s spouse is a trustee and beneficiary of the Randall J. Garutti 2014 GST Trust.

(8)	Mr. Coraine’s spouse is a trustee and beneficiary of the Richard D. Coraine 2012 Family Trust.